Hennessy Advisors, Inc. Declares Quarterly Dividend

NOVATO, Calif., Oct. 31, 2013 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB:HNNA) The Board of Directors of Hennessy Advisors, Inc. today declared a quarterly dividend of $0.03125 per share to be paid on December 9, 2013 to shareholders of record as of November 15, 2013.

"We announced in September that our assets under management had topped the $4 billion mark, and we are very pleased to share our success with our shareholders by continuing to pay our quarterly dividend," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "Hennessy Advisors remains committed to building value for all of our shareholders, and I am confident that the strength of corporate America, the health of the financial markets, and the slow and steady economic recovery we have experienced will continue," added Mr. Hennessy.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, specialty, balanced and fixed income mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert(s): For information on the listed expert(s), click appropriate link.

Neil J. Hennessy

http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., 7250 Redwood Blvd., Suite 200, Novato, CA 94945, Phone: 800-966-4354, 415-899-1555